Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 23, 2025, with respect to the consolidated financial statements included in the Annual Report of Aytu BioPharma, Inc. on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Aytu BioPharma, Inc. on Forms S-1 (File Nos. 333-271556, 333-287728 and 333-287825), on Forms S-3 (File Nos. 333-235548, 333-236599, 333-239010, 333-259862, 333-265479 and 333-282347) and on Forms S-8 (File Nos. 333-205462, 333-236598, 333-255325 and 333-272897).

/s/ GRANT THORNTON LLP

Denver, Colorado

September 23, 2025